FORM 11-K

FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934


[ X ]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
        EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 1999

[   ]   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
        SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________ to ____________
Commission file number 1-2981


FIRSTAR THRIFT SAVINGS 401(K) PLAN
(Title of Plan)

FIRSTAR CORPORATION
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
(Name and Address of Principal Executive Offices of Employer-Issuer)
____________________________________________________________________

REQUIRED INFORMATION

Financial Statements - Reference is made to the financial statements of the Plan submitted under Form SE.

Exhibit 23 - Consent of Independent Auditors
____________________________________________________________________

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                             FIRSTAR
                              THRIFT SAVINGS 401(K) PLAN


                             \s\ Teri Carpenter
                             ------------------
                             Teri Carpenter

                             (Committee Member)

June 26, 2000

CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-59207) of Firstar Corporation of our Report dated May 19, 2000 relating to the financial statements of Firstar Thrift Savings 401(k) Plan, which appears in this Form 11-K.



Pricewaterhouse Coopers LLP
Milwaukee, Wisconsin
June 27, 2000